Exhibit 99.2

CONSENT OF ENTREPRENEURSHARES LLC

Hennessy Capital Investment Corp. VI

PO Box 1036, 195 US HWY 50 Suite 309

Zephyr Cove, NV 89448

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated June 17, 2024, to the Board of Directors of Hennessy Capital Investment Corp. VI (“HCVI”) as Annex F to, and reference thereto under the headings, “Questions and Answers About the Business Combination and the HCVI Stockholders’ Meeting” and “The Business Combination” in, the proxy statement/prospectus relating to the proposed business combination involving HCVI and Namib Minerals, which proxy statement/prospectus forms a part of the Registration Statement on Form F-4 of Namib Minerals (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ EntrepreneurShares LLC
EntrepreneurShares LLC

December 6, 2024